     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated April 27, 2023, accompanying the financial statements of High Yield Corporate Trust, 4-7 Year Series 24 (included in Invesco Unit Trusts, Taxable Income Series 629) as of December 31, 2022, and for the period from January 28, 2020 (date of deposit) through December 31, 2020 and for each of the two years in the period ended December 31, 2022, and the financial highlights for the period from January 28, 2020 (date of deposit) through December 31, 2020 and for each of the two years in the period ended December 31, 2022, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-228235) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
April 27, 2023